Walgreen Co. Webcast
First Quarter Ending Nov. 30, 2006

Dec. 22, 2006
Hello and happy holidays! Welcome to Walgreens audio webcast for the first quarter ending Nov. 30, 2006. I’m Rick Hans, Walgreens Director of Finance, and I’d like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K, as amended, for the fiscal year ended August 31, 2006, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced first quarter earnings were up 24.9 percent to $432 million, or 43 cents per share (diluted). That came on a sales increase of 16.6 percent to $12.7 billion. At the same time, we opened an unprecedented 143 new stores in the first quarter. This puts us well on our way toward opening 500 new stores in fiscal 2007, with a net increase of more than 400 stores. It also keeps us on track to reach our goal of operating more than 7,000 stores in 2010.

Comparable sales
Taking a closer look at our sales, total comparable store sales - for stores open more than a year - were up 9.7 percent in the quarter, while front-end comparable store sales rose 5.8 percent.

Comparable pharmacy sales in the quarter were up 11.9 percent, while total pharmacy sales climbed 18.7 percent. The number of prescriptions filled in comparable stores rose 7.4 percent.

Gross Profit Margins and SO&A
Gross profit margins increased 60 basis points versus the year-ago quarter to 28.14 as a percent to sales. The combined growth in generic drug sales and higher front-end margins led the increase. But that was partly offset by lower margins under the Medicare Part D program and by an overall sales shift toward the pharmacy business, which has lower margins than our front-end business.

Make no mistake, though - Medicare Part D has been very good for us. Even though low reimbursements under the program mean we earn less money on each Part D prescription, we’ve attracted more seniors to our pharmacies to make up for the lower payments. This is just what we anticipated happening since the start of the program.

Meanwhile, selling, occupancy and administration expenses as a percent to sales increased 28 basis points to 22.85. Among the factors for the increase were costs associated with acquisitions (including the 76 acquired Happy Harry’s stores and Walgreens Health Services acquisitions) and provisions for legal matters.

Partially offsetting those factors were lower store salary and occupancy costs as a percent to sales. The growth in lower-priced generic drugs also impacted SO&A as a percent to sales by slowing our revenue line. But we don’t mind that because of the help we get from generics with gross profit dollars.

Tax Rate
The effective annual tax rate for the first quarter this year was 36.75 percent, compared to 37.0 percent in last year’s first quarter. The reduction mostly results from our participation in a Florida corporate tax credit scholarship program for children from low-income families.

From the Balance Sheet and Statements of Cash Flows
The consolidated balance sheet and statement of cash flows can be found with our press release. Cash and short-term investments decreased from $896 million at the end of last year’s first quarter to $769 million at the end of this year’s first quarter.

Accounts receivable were up 56.5 percent, while accounts payable increased 37.8 percent. Both were driven by growth in our pharmacy benefit management business under the new Medicare Part D prescription plan.

LIFO inventories increased 12.2 percent from the year ago quarter on a first quarter sales gain of 16.6 percent.

Meanwhile, depreciation and amortization increased 20.5 percent from $133 million to $160 million.

Share Repurchase Plan
In the first quarter, we repurchased 7.9 million shares of stock for $343 million under our four-year, $1 billion share repurchase plan announced in July 2004. This completes our entire share repurchase plan one-and-a-half years ahead of schedule.

Wrapup
While the last several months have brought plenty of speculation about the effects of $4 generic drugs and industry acquisitions, we’ve shown with these results just what our core drugstore business is capable of doing. We’ll never lack strong competitors, new retail concepts and more regulation. But we've thrived despite those issues, and we feel more confident about our future than ever before.

The reasons for that confidence are familiar to anyone who has followed us over the years:

•	The baby boomers are aging and using pharmacies more than ever.
•	More medications are being used to treat more health conditions. And when used properly, prescriptions have been shown to lower overall healthcare costs.
•	Medicare’s level playing field means our convenient pharmacies are attracting thousands of new seniors to our stores.
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And our store expansion program is taking advantage of the larger prescription market while growth in the drugstore industry overall is rather stagnant. It may surprise some people to learn that, in the past five years, prescriptions filled in the U.S. grew 18 percent while the number of pharmacies rose only 2 percent. Meanwhile, the number of Walgreens stores has grown by 55 percent. We’re unique in the industry in our ability to take advantage of higher prescription demand through organic store growth.

While our results are dominated by our drugstores, our managed care business under Walgreens Health Services is also growing as we integrate the specialty pharmacy and home care acquisitions made over the past year. And our pharmacy benefit manager, Walgreens Health Initiatives, is setting the pace for use of cost-saving generic drugs. In this year’s calendar third quarter, WHI’s network generic utilization rate of 59.5 percent was higher than the rate reported by other major PBMs for the same time period.

Thank you for listening. Our December sales results will be announced on Wednesday, Jan. 3. And our next earnings announcement, for the second quarter of fiscal 2007, is scheduled for March 26th. Once again, thanks for being a Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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